                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  Laboratory Corporation of America Holdings
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

          [LABORATORY CORPORATION OF AMERICA LETTERHEAD APPEARS HERE]

October 25, 1996

Dear Stockholder:

  You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Laboratory Corporation of America Holdings. The meeting will be held at the Holiday Inn, 4810 New Page Road, Research Triangle Park, N.C. 27709, on Wednesday, November 20, 1996 at 9:00 a.m., Eastern Standard time.

  The business of the meeting will be to elect directors to the Company's Board of Directors, to consider and vote on the approval of the Company's 1997 Employee Stock Purchase Plan and to ratify the appointment of independent auditors for the Company's fiscal year ending December 31, 1996. Information on these matters can be found in the accompanying proxy statement.

  Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed proxy statement, kindly mark the proxy card to indicate your vote, date and sign the proxy card, and return it in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management's recommendations, you need not mark your votes on the proxy card but need to sign, date and return it in the enclosed postage-paid envelope in order to record your vote. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

                                       Sincerely,

                                       /s/ James B. Powell

                                       JAMES B. POWELL, M.D.
                                       President and Chief Executive Officer

LOGO LABCORP
     Laboratory Corporation of America


                  LABORATORY CORPORATION OF AMERICA HOLDINGS

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of  Laboratory Corporation of America Holdings:

  Notice is hereby given that the 1996 Annual Meeting (the "Annual Meeting") of the stockholders of Laboratory Corporation of America Holdings (the "Company") will be held at the Holiday Inn, 4810 New Page Road, Research Triangle Park, N.C. 27709, on Wednesday, November 20, 1996, at 9:00 a.m., Eastern Standard time, for the following purposes:

    1. To elect all of the members of the Company's board of directors to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified.

    2. To consider and vote upon a proposal to approve and adopt the Laboratory Corporation of America Holdings 1997 Employee Stock Purchase Plan.

    3. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1996.

    4. To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

  A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on October 18, 1996 are entitled to notice of, and vote at, the Annual Meeting and at any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Bradford T. Smith

                                          BRADFORD T. SMITH
                                          Secretary
October 25, 1996

 PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL INSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

                  LABORATORY CORPORATION OF AMERICA HOLDINGS
                             358 SOUTH MAIN STREET
                       BURLINGTON, NORTH CAROLINA 27215

                               ----------------

                                PROXY STATEMENT

  This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Laboratory Corporation of America Holdings, a Delaware corporation (the "Company"), of proxies to be voted at the 1996 annual meeting of stockholders to be held Wednesday, November 20, 1996 at 9:00 a.m., Eastern Standard time, at the Holiday Inn, 4810 New Page Road, Research Triangle Park, N.C. 27709 and at any adjournments thereof (the "Annual Meeting"). The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about October 25, 1996, to all stockholders entitled to vote at the Annual Meeting.

  At the Annual Meeting, the Company's stockholders will be asked (i) to elect the following persons as directors of the Company to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified: Thomas P. Mac Mahon, James B. Powell, M.D., Jean-Luc Belingard, Wendy E. Lane, Robert E. Mittelstaedt, Jr., David B. Skinner, M.D. and Andrew G. Wallace, M.D., (ii) to consider and vote upon a proposal to approve and adopt the Laboratory Corporation of America Holdings 1997 Employee Stock Purchase Plan (the "Plan"), and (iii) to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending on December 31, 1996, and (vi) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.

                              GENERAL INFORMATION

SOLICITATION AND VOTING OF PROXIES; REVOCATION; RECORD DATE

  All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of the election to the Company's Board of Directors of the seven nominees for director identified in this Proxy Statement, the approval and adoption of the 1997 Employee Stock Purchase Plan and the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1996. Any stockholder may revoke his proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 358 South Main Street, Burlington, North Carolina 27215, Attention: Bradford T. Smith, Secretary, by delivery prior to the Annual Meeting of a subsequently dated proxy or by attending the Annual Meeting and voting in person.

  Solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting will be paid by the Company. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expense in handling proxy materials for beneficial owners.

  Only holders of record of the common stock, par value $0.01 per share, of the Company (the "Common Stock") at the close of business on October 18, 1996 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 122,927,797 shares of Common Stock, not including shares held by certain stockholders who, in connection with the Merger, which is described below, submitted demands for appraisal, of which there were 2,160 (the "Appraisal Shares"). Except for the Appraisal Shares, each of the shares issued and outstanding on the Record Date is entitled to one vote.

  A quorum for the Annual Meeting consists of a majority of the total number of shares of Common Stock outstanding on the Record Date. Directors of the Company will be elected by a plurality vote of the shares of

Common Stock represented at the Annual Meeting and entitled to vote. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for approval and adoption of the 1997 Employee Stock Purchase Plan and for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1996. On any such item, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote. As of October 18, 1996, the directors and executive officers of the Company beneficially owned an aggregate of 234,997 shares of Common Stock, representing under 1% of the total number of shares of Common Stock outstanding.

BENEFICIAL OWNERSHIP

  On April 28, 1995 (the "Effective Date"), Roche Biomedical Laboratories, Inc. ("RBL"), then a wholly owned subsidiary of HLR Holdings Inc. ("HLR"), merged with and into the Company (the "Merger") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 13, 1994, among the Company, RBL, HLR and Hoffmann-La Roche Inc., a New Jersey corporation ("Hoffmann-La Roche"). HLR is a wholly owned subsidiary of Hoffmann-La Roche, which is in turn a wholly owned subsidiary of Roche Holdings, Inc., a Delaware corporation ("Holdings"), which is in turn an indirect wholly owned subsidiary of Roche Holding Ltd, a Swiss Corporation ("Roche Holding"). HLR and its affiliates (other than the Company and its subsidiaries) are collectively referred to herein as "Roche." In the Merger, HLR was issued 49,008,538 shares of Common Stock, and Holdings was issued 12,320,718 shares of Common Stock, representing in the aggregate approximately 49.9% of the outstanding shares of Common Stock as of the Record Date, in exchange for all of the outstanding shares of common stock of RBL and $135,651,100 in cash. The Merger Agreement was included as an exhibit to the annual report on Form 10-K of the Company for the year ended December 31, 1994 (the "1994 10-K") filed with the Securities and Exchange Commission (the "Commission").

  In connection with the Merger, the Company distributed a dividend consisting of an aggregate of approximately 13,826,308 warrants to stockholders of record of shares of Common Stock as of April 21, 1995, each such warrant (a "Warrant" and, together with the Roche Warrants, as defined below, the "Warrants") representing the right to purchase one newly issued share of Common Stock for $22.00 (subject to adjustments) on April 28, 2000. In addition, pursuant to the Merger Agreement, on April 28, 1995, Hoffmann-La Roche purchased 8,325,000 Warrants (the "Roche Warrants") from the Company for an aggregate purchase price of $51,048,900.

  In connection with the Merger, the Company, HLR, Hoffmann-La Roche and Holdings entered into a stockholder agreement dated as of April 28, 1995 (the "Stockholder Agreement"). The Stockholder Agreement contains certain provisions relating to (i) the governance of the Company following the Merger, including but not limited to the composition of the Board of Directors, (ii) the issuance, sale and transfer of the Company's Equity Securities (as defined in the Stockholder Agreement) by the Company and Roche, (iii) the acquisition of additional Equity Securities of the Company by Roche and (iv) the registration rights granted by the Company to Roche with respect to the Company's Equity Securities. A copy of the Stockholder Agreement was included as an exhibit to the current report on Form 8-K of the Company filed with the Commission on May 12, 1995 in connection with the consummation of the Merger.

  Roche has informed the Company that it will vote for the election of each of the nominees to the Board of Directors identified herein, the approval and adoption of the 1997 Employee Stock Purchase Plan and the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1996.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY (AS SPECIFIED BELOW), THE APPROVAL AND ADOPTION OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN AND THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1996.

                         ITEM 1: ELECTION OF DIRECTORS

  All the Company's directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and shall have qualified. James R. Maher, a Director since 1992 and Linda Gosden Robinson, a Director since 1990, will retire from the Board of Directors at the Annual Meeting. Wendy E. Lane and Robert E. Mittelstaedt, Jr. have been nominated by the Company's Nominating Committee to replace Mr. Maher and Ms. Robinson. All the nominees listed below are currently serving as members of the Board of Directors, with the exception of Ms. Lane and Mr. Mittelstaedt. Except as herein stated, the proxies solicited hereby will be voted FOR the election of such nominees unless the completed proxy card directs otherwise.

  The governance provisions of the Stockholder Agreement provide, among other things, that the Board of Directors of the Company will (subject to specified exceptions) be comprised of seven members, consisting of three HLR Directors and four Independent Directors nominated by the Nominating Committee of the Board of Directors. The persons nominated to serve as HLR Directors are Mr. Mac Mahon, Dr. Powell and Mr. Belingard. The persons nominated to serve as Independent Directors are Ms. Lane, Mr. Mittelstaedt, Dr. Skinner and
Dr. Wallace.

  The Stockholder Agreement also provided that Mr. Maher would serve as Chairman of the Board and Mr. Mac Mahon would serve as Vice Chairman of the Board of the Company for a period of one year after April 28, 1995 ("the Initial Period"). Following the Initial Period, Mr. Maher resigned as Chairman of the Board, Mr. Mac Mahon became Chairman of the Board and the position of Vice Chairman was eliminated. The Stockholder Agreement also provides that, among other things, certain actions by the Company will require approval by a majority of the entire Board of Directors of the Company, which majority must include at least a majority of the HLR Directors and at least one Independent Director (a "Special Majority Vote"). Included in these items is any change in the size or composition of the Board of Directors or any committee thereof and the establishment of a new committee of the Board of Directors.

  The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

NOMINEES FOR ELECTION AS DIRECTORS

  The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of the Company of each nominee are set forth below.

  THOMAS P. MAC MAHON (49) has served as Chairman of the Board and Director since April 28, 1996. Prior to such date and since April 28, 1995 he served as Vice Chairman and Director. Mr. Mac Mahon has been Senior Vice President of Hoffmann-La Roche Inc. since 1993 and President of Roche Diagnostics Group and a Director and member of the Executive Committee of Hoffmann-La Roche since 1988. Mr. Mac Mahon is also a Director of HLR. As Senior Vice President of Hoffmann-La Roche Inc. and President of Roche Diagnostics Group, Mr. Mac Mahon is responsible for the management of all United States operations of the diagnostic business of Hoffmann-La Roche. Mr. Mac Mahon is also currently a member of the Worldwide Diagnostics Executive Committee of Roche Holdings.

  JAMES B. POWELL, M.D. (58) has served as President and Chief Executive Officer and as a Director of the Company since the Merger. Previously, Dr. Powell was President of RBL from 1982 until the Merger. He is a medical doctor and became certified in anatomic and clinical pathology in 1969. Dr. Powell is a member of the management committee of the Company.

  JEAN-LUC BELINGARD (48) has served as a Director of the Company since the Merger. Mr. Belingard is Director General of the Diagnostics Division and member of the Executive Committee of F. Hoffmann-La Roche

Ltd ("F. Hoffmann-La Roche"), Basel, Switzerland, a subsidiary of Roche Holding. He joined F. Hoffmann- La Roche in 1982, and held various positions prior to being named to his current positions in 1990. His current responsibilities include the management of the worldwide diagnostic business of Roche. Mr. Belingard is also a director of Perkin-Elmer Corporation, Norwalk, Connecticut and a Foreign Trade Advisor to the French Government.

  WENDY E. LANE (45) has been Chairman of Lane Holdings, Inc., a private investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin & Jenrette, an investment banking firm, serving in these and other positions from 1980 to 1992. Ms. Lane also serves as a director of Watts Industries, Inc.

  ROBERT E. MITTELSTAEDT, JR. (53) is Vice Dean of The Wharton School of the University of Pennsylvania, Director of the Aresty Institute of Executive Education. Mr. Mittelstaedt has held these and other positions with the Wharton school since 1973, with the exception of the period from 1985 to 1989 when he founded, served as President and Chief Executive Officer, and sold Intellego, Inc., a company engaged in practice management, systems development and service bureau billing operations in the medical industry. Mr Millelstaedt is also a director of A.G. Simpson Automotive Systems, Inc and IS&S Inc.

  DAVID B. SKINNER, M.D. (61) has served as a Director of the Company since the Merger. Dr. Skinner has been President and Chief Executive Officer of New York Hospital and Professor of Surgery at Cornell Medical School since 1987. He was the Chairman of the Department of Surgery and Professor of Surgery at the University of Chicago Hospitals and Clinics from 1972 to 1987.

  ANDREW G. WALLACE, M.D. (61) has served as a Director of the Company since the Merger. Dr. Wallace has served as both the Dean of Dartmouth Medical School and Vice President for Health Affairs at Dartmouth College since 1990. He was the Vice Chancellor for Health Affairs at Duke University and the Chief Executive Officer of Duke Hospital from 1981 to 1990.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors has an Audit Committee, an Employee Benefits Committee, an Ethics and Quality Assurance Committee and a Nominating Committee. Prior to the Merger in April 1995, the Board of Directors also had an Executive Committee.

  The Audit Committee, currently consisting of Dr. Skinner and Dr. Wallace, makes recommendations, among other things, to the Board regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. Pursuant to the Stockholder Agreement, the Audit Committee is comprised entirely of Independent Directors. Prior to the Merger in April 1995, the Audit Committee consisted of Dr. Saul J. Farber, Anne Dibble Jordan and Dr. Paul A. Marks.

  The Ethics and Quality Assurance Committee, currently consisting of Mr. Maher, Dr. Powell, Dr. Wallace and Dr. Skinner, is responsible for ensuring that the Company adopts and implements procedures that require the Company's employees to act in accordance with high ethical standards and to deliver high quality services. Prior to the Merger, the Ethics and Quality Assurance Committee consisted of Howard Gittis, Dr. Farber and Ms. Jordan.

  The Employee Benefits Committee, currently consisting of Mr. Belingard, Ms. Robinson and Dr. Skinner, makes recommendations to the Board regarding compensation and benefit policies and practices and incentive arrangements for executive officers and key managerial employees of the Company. The Employee Benefits Committee also considers and grants awards under the Company's incentive plans, subject to a Special Majority Vote of the Board as described above. Pursuant to the Stockholder Agreement, the Employee Benefits Committee is comprised of a majority of Independent Directors. Prior to the Merger, the Employee Benefits Committee consisted of Dr. Farber, Mr. Gittis, David J. Mahoney, Ms. Robinson and Dr. Samuel O. Thier.

  The Nominating Committee, currently consisting of Mr. Mac Mahon, Dr. Wallace and Ms. Robinson, is responsible for recommending the nomination of directors. Pursuant to the Stockholder Agreement, the Nominating Committee is comprised of one HLR Director and two Independent Directors and acts by a majority vote of the entire committee. Prior to the Merger in April 1995, the Nominating Committee consisted of Ronald O. Perelman, Ms. Jordan, Ms. Robinson and Dr. Thier.

  Prior to the Merger, the Board had an Executive Committee, consisting of Ronald O. Perelman, Mr. Gittis and Mr. Maher, which was empowered to exercise all the powers and authority of the Board except as otherwise provided under applicable Delaware corporation law. The Executive Committee was dissolved immediately following the Merger.

  During 1995, the Board of Directors held seven meetings and acted five times by unanimous written consent of all members thereof, each in accordance with the Company's By-laws and applicable Delaware corporation law. The Employee Benefits Committee held two meetings; the Audit Committee held two meetings; and the Ethics and Quality Assurance Committee held one meeting in 1995. The Nominating Committee did not meet in 1995. During 1995, none of the directors attended fewer than 75% of the meetings of the Board and the committees of which he or she was a member.

COMPENSATION OF DIRECTORS

  Directors who are currently not receiving compensation as officers or employees of the Company are paid an annual retainer of $30,000, payable in monthly installments, and a fee of $1,000 for each meeting of the Board of Directors or of any Committee thereof they attend and receive reimbursement of expenses they incur for attending any meeting. Subject to the Non-Employee Director Stock Plan (the "Director Stock Plan") approved by the stockholders of the Company, 50% of such annual retainer shall be payable in cash and 50% shall be payable in Common Stock of the Company. In 1995, each Non-Employee Director, as defined, received 1,023 shares of Common Stock under the Director Stock Plan.

                              EXECUTIVE OFFICERS

  The following table sets forth as of the date hereof the executive officers of the Company.

   NAME                        AGE                      OFFICE
   ----                        ---                      ------
James B. Powell, M.D..........  58 President and Chief Executive Officer
Wesley R. Elingburg...........  40 Executive Vice President, Chief Financial
                                   Officer and Treasurer
Larry L. Leonard..............  55 Executive Vice President, Southwest and West
                                   Divisions
Bradford T. Smith.............  43 Executive Vice President, General Counsel,
                                   Corporate Compliance Officer and Secretary
Stevan R. Stark...............  49 Executive Vice President, Alliances and Sales
                                   Coordination
Ronald B. Sturgill............  60 Executive Vice President, Human Resources and
                                   South Atlantic Division
David C. Weavil...............  45 Executive Vice President and Chief Operating
                                   Officer
William M. Meilahn............  55 Senior Vice President and Chief Information
                                   Officer

  JAMES B. POWELL, M.D. has served as President and Chief Executive Officer and as a Director of the Company since the Merger. Previously, Dr. Powell was President of RBL from 1982 until the Merger. He is a medical doctor and became certified in anatomic and clinical pathology in 1969. Dr. Powell is a member of the management committee of the Company.

  WESLEY R. ELINGBURG has served as Executive Vice President, Chief Financial Officer and Treasurer since October 1996. Prior to this date and since the Merger, Mr. Elingburg was Senior Vice President, Finance, with responsibility for the day to day supervision of the finance function of the Company, including treasury functions. Previously, Mr. Elingburg served as Senior Vice President-Finance and Treasurer of RBL from 1988 through April 1995 and Assistant Vice President of Hoffmann-La Roche from 1989 until the Merger in April 1995. Mr. Elingburg is a member of the management committee of the Company.

  LARRY L. LEONARD has served as Executive Vice President of the Company since 1993. He joined the Company in 1978. Dr. Leonard, who holds a Ph.D. degree in microbiology, was named Senior Vice President of the Company in 1991 and previously was Vice President-Division Manager. Dr. Leonard oversees major regional laboratories in Arizona, Texas, Colorado, California, Nevada, Washington and Utah. Dr. Leonard is a member of the management committee of the Company.

  BRADFORD T. SMITH has served as Executive Vice President, General Counsel and Secretary since the Merger. He was appointed Corporate Compliance Officer in August 1996. Previously, Mr. Smith served as Assistant General Counsel of HLR, Division Counsel of RBL and Assistant Secretary and member of RBL's Senior Management Committee from 1988 until April 1995. Mr. Smith served as Assistant Secretary of HLR from 1989 until the Merger and as an Assistant Vice President of HLR during 1992 and 1993. Mr. Smith is a member of the management committee of the Company.

  STEVAN R. STARK was appointed Executive Vice President, Alliances and Sales Coordination in October 1996 and was Senior Vice President, New York Division, Cranford Region and Alliance/Hospital Division since the Merger in April 1995. Mr. Stark oversees the Company's sales operations including business alliances, managed care and new business development. Previously, Mr. Stark was a Vice President and Division Manager from 1991 to 1995 and a Division Manager from 1986 to 1991. He joined the Company in 1983. Mr. Stark is a member of the management committee of the Company.

  RONALD B. STURGILL has served as Executive Vice President, Human Resources since October 1996. Mr. Sturgill oversees human resources and major regional laboratories in North and South Carolina. Prior to that date and since the Merger, Mr. Sturgill served as Senior Vice President, South Atlantic Division. Mr. Sturgill served as Senior Vice President, Administration of RBL from 1987 until the Merger where his duties included the supervision of Information Systems, Human Resources, Sales Support and Training. Mr. Sturgill is a member of the management committee of the Company.

  DAVID C. WEAVIL has served as Executive Vice President since the Merger and was appointed Chief Operating Officer in September 1995. Previously, Mr. Weavil served as Senior Vice President and Chief Operating Officer of RBL beginning in 1989. From 1988 through 1989, Mr. Weavil was Regional Senior Vice President-Mid-Atlantic of RBL. Prior to that, he served as Senior Vice President and Chief Financial Officer of RBL from 1982. Mr. Weavil is a member of the management committee of the Company.

  WILLIAM M. MEILAHN has served as Senior Vice President and Chief Information Officer since December 1995. Previously, Mr. Meilahn was Executive Vice President, MIS and a director of Eduserv Technologies, Inc. from 1993 through 1996, and was a Vice President in various capacities for Automatic Data Processing, Inc. from 1983 through 1993. Mr. Meilahn is a member of the management committee of the Company.

                   EXECUTIVE COMPENSATION AND BENEFIT PLANS

EXECUTIVE COMPENSATION

  The compensation paid by the Company during the year ended December 31, 1995 to certain executive officers is set forth below. The executive officers named are the two who served as chief executive officer during the year, the four other most highly compensated executive officers serving at year end, and an officer who would have been one of such four had he not resigned before year end.

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                                      COMPENSATION
                               ANNUAL COMPENSATION       AWARDS
                             ------------------------ ------------
                                                       SECURITIES
                                                       UNDERLYING     ALL OTHER
                                  SALARY(1) BONUS(2)  OPTIONS(3)/  COMPENSATION(4)
NAME AND PRINCIPAL POSITION  YEAR    ($)       ($)      SARS(#)          ($)
---------------------------  ---- --------- --------- ------------ ---------------
James B. Powell, M.D.,..     1995 $ 350,000 $ 367,500   100,000       $     --
 President and Chief         1994       --        --        --              --
 Executive Officer(5)        1993       --        --        --              --
Timothy J. Brodnik,.....
 Former Executive Vice       1995   325,000   162,500    64,130         861,965
 President, Sales and        1994   325,000   246,250   150,000           8,853
 Marketing(6)                1993   325,000   262,500    50,000          11,334
Haywood D. Cochrane,
 Jr.....................
 Former Executive Vice
 President, Chief            1995   500,000   150,000    50,000       2,531,658
 Financial Officer and       1994   263,014   225,000   331,250             870
 Treasurer(7)                1993       --        --        --              --
John F. Markus,.........
 Former Executive Vice       1995   325,000   162,500    50,273         651,447
 President, Corporate        1994   325,000   236,250   115,000           7,052
 Compliance(6)               1993   325,000   252,500    50,000           9,586
Robert E. Whalen,.......
 Former Executive Vice
 President and Chief         1995   325,000   162,500    70,273         864,812
 Administrative              1994   325,000   246,250   150,000          11,700
 Officer(6)                  1993   323,751   262,500    50,000          14,120
James R. Maher,.........
 Former President and        1995   333,334 1,000,000       --        5,362,662
 Chief Executive             1994 1,000,001   450,000   350,000          20,066
 Officer(8)                  1993 1,000,000   500,000       --           29,136
David C. Flaugh,........
 Former Executive Vice       1995   312,491   187,500    95,273       2,181,779
 President and Chief         1994   499,991   375,000   200,000          14,154
 Operating Officer(9)        1993   507,683   400,000   125,000          13,865

--------
(1) Includes salary paid or accrued for each indicated year.
(2) Includes bonus accrued or paid for each indicated year and other payments, excluding severance, made pursuant to employment agreements.
(3) In connection with the Merger in 1995, certain employee stock options were canceled and reissued ("Roll-Over Options") according to a formula set forth in the Merger Agreement. Roll-Over Options canceled and reissued in 1995 were 16,500 at $20.25 and 20,273 at $16.481, respectively, for Mr.
    Whalen, 11,500 at $20.25 and 14,130 at $16.481, respectively, for Mr. Brodnik, 16,500 at $20.25 and 20,273 at $16.481, respectively, for Mr. Markus, and 16,500 at $20.25 and 20,273 at $16.481, respectively, for Mr. Flaugh.
(4) Reflects the following: (i) payment of cash and the fair value of shares of Common Stock of the Company issued for NHL employee stock options canceled in connection with the Merger at the election of each individual in 1995 of $2,348,162 for Mr. Maher, $2,494,627 for Mr. Cochrane, $853,112
    for Mr. Whalen, $853,112 for Mr. Brodnik, $640,258 for Mr. Markus, and $1,236,026 for Mr. Flaugh; (ii) life insurance premiums of $15,566 in 1994 and $8,060 in 1993 for Mr. Maher, $30,569 in
   1995 and $870 in 1994 for Mr. Cochrane, $7,200 in 1995 and 1994 and $7,044
   in 1993 for Mr. Whalen, $4,353 in 1995 and 1994 and $4,259 in 1993 for Mr.
   Brodnik, $2,552 in 1995 and 1994, and $2,511 in 1993 for Mr. Markus and $9,790 in 1995, $9,654 in 1994 and $6,790 in 1993 for Mr. Flaugh; (iii)
   401(a) and (k) contributions in 1995 of $4,500 for each individual named in the table, except Dr. Powell, contributions of $4,500 in 1994 and $7,075 in 1993 for each of Mr. Maher, Mr. Whalen, Mr. Brodnik, Mr. Markus and Mr. Flaugh; (iv) relocation expenses in 1993 for Mr. Maher of $14,001, in 1995 of $1,962 for Mr. Cochrane and $4,137 for Mr. Markus.
(5) Dr. Powell was appointed President and Chief Executive Officer effective with the Merger. Dr. Powell's salary from the date of the Merger is included herein.
(6) Messrs. Brodnik, Markus and Whalen resigned their respective positions effective August 12, 1996. See "Compensation Plan and Arrangements" below.
(7) Mr. Cochrane's employment with the Company commenced on June 23, 1994 in connection with the acquisition of Allied. Mr. Cochrane resigned effective October 24, 1996 but will continue to provide advisory services to the Company on an as needed basis pending the completion of certain projects.
(8) Mr. Maher resigned his position as President and Chief Executive Officer and his employment agreement was terminated with effect as of April 28, 1995. In connection with the termination of Mr. Maher's employment agreement, a termination payment of $3,000,000 was paid to him and is included under the caption "All Other Compensation."
(9) Mr. Flaugh resigned his position as Executive Vice President and Chief Operating Officer and his employment agreement was terminated with effect as of September 19, 1995. Mr. Flaugh had an employment agreement which required payment, in monthly installments, of his annual salary and bonus through December 31, 1996. Payments totaling $937,500 will be made to Mr. Flaugh through such date. This amount is included under the caption "All Other Compensation."

STOCK OPTION TRANSACTIONS IN 1995

  During 1995, the following grants, excluding options which were rolled over in connection with the Merger, were made under the 1994 Stock Option Plan for the executive officers named in the Summary Compensation Table:

                           OPTION/SAR GRANTS IN 1995

                                                                        GRANT DATE
                                       INDIVIDUAL GRANTS                  VALUE
                         --------------------------------------------- ------------
                                       PERCENTAGE
                          NUMBER OF     OF TOTAL
                          SECURITIES  OPTIONS/SARS EXERCISE               GRANT
                          UNDERLYING  GRANTED TO   OR BASE                 DATE
                         OPTIONS/SARS  EMPLOYEES    PRICE   EXPIRATION   PRESENT
    NAME                  GRANTED(1)    IN 1995     ($/SH)     DATE    VALUE ($)(2)
    ----                 ------------ ------------ -------- ---------- ------------
James B. Powell, M.D....   100,000          7%      $13.00    5/08/05    $854,100
Timothy J. Brodnik......    50,000          4       $13.00    5/08/05    $427,050
Haywood D. Cochrane,
 Jr.....................    50,000          4       $13.00    5/08/05    $427,050
John F. Markus..........    30,000          2       $13.00   5/08/05-    $256,230
                                                              9/20/05
Robert E. Whalen........    50,000          4       $13.00    5/08/05    $427,050
James R. Maher..........       --         --        $  --         --     $    --
David C. Flaugh(3)......    75,000          5       $13.00    5/08/05    $    --

--------
(1) No tandem SARs were granted in 1995. For each grant of non-qualified options made in 1995, the exercise price is equivalent to the fair market price per share on the date of grant (as provided in the 1994 Stock Option
    Plan). The options vested with respect to one third of the shares covered hereby on the date of grant and an additional one third will vest on each of the first and second anniversaries of such date, subject to their earlier expiration or termination.

(2) Valuation based upon the Black-Scholes option pricing model assuming a volatility of 0.4243 (based on the weekly closing stock prices from May 1, 1995 to March 8, 1996); a risk free interest rate of 6.86% (the asking yield on the 10-year U.S. Treasury Strip maturing May 2005); and a dividend yield of 0.0%. The valuation assumptions have made no adjustments for non-transferability.
(3) As provided in the 1994 Stock Option Plan, all unexercised options owned by Mr. Flaugh were canceled on December 19, 1995, 90 days after the effective date of his resignation.

  The following chart shows, for 1995, the number of stock options exercised and the 1995 year-end value of the options held by the executive officers named in the Summary Compensation Table:

                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                      AND YEAR-END 1995 OPTION/SAR VALUES

                                                    NUMBER OF
                                                   SECURITIES      VALUE OF
                                                   UNDERLYING     UNEXERCISED
                                                   UNEXERCISED   IN-THE-MONEY
                                                  OPTIONS/SARS  OPTIONS/SARS AT
                                                   AT YEAR-END  YEAR-END ($)(1)
                                                  ------------- ---------------
                            SHARES
                         ACQUIRED ON     VALUE    EXERCISABLE/   EXERCISABLE/
    NAME                 EXERCISE (#) REALIZED($) UNEXERCISABLE  UNEXERCISABLE
    ----                 ------------ ----------- ------------- ---------------
James B. Powell, M.D....       0          $ 0        33,333           $ 0
                                                     66,667             0
Haywood D. Cochrane,
 Jr.....................       0            0        16,667             0
                                                     33,333             0
Robert E. Whalen........       0            0        36,940             0
                                                     33,333             0
Timothy J. Brodnik......       0            0        28,167             0
                                                     33,333             0
John F. Markus..........       0            0        30,273             0
                                                     20,000             0
James R. Maher..........       0            0             0             0
David C. Flaugh.........       0            0             0             0

--------
(1) Calculated using actual December 29, 1995 closing price per common share on the NYSE Composite Tape of $9.375

RETIREMENT BENEFITS AND SAVINGS PLAN

  The following table sets forth the estimated annual retirement benefits payable at age 65 to persons retiring with the indicated average direct compensation and years of credited service, on a straight life annuity basis after Social Security offset, under the Company's Employees' Retirement Plan or RBL's Employee Retirement Plan which was assumed by the Company in connection with the Merger, as supplemented by the Company's Pension Equalization Plan and RBL's Supplemental Employee Retirement Plan.

                              PENSION PLAN TABLE
                             JAMES B. POWELL, M.D.

      FIVE-YEAR
       AVERAGE
   COMPENSATION(1)   10 YEARS(2) 15 YEARS(2) 20 YEARS(2) 25 YEARS(2) 30 YEARS(2)
   ---------------   ----------- ----------- ----------- ----------- -----------
      $ 50,000         $ 7,917     $11,676     $15,434     $19,193     $19,193
       100,000          17,522      26,064      34,645      43,206      43,206
       150,000          27,522      41,084      54,645      68,206      68,206

                              PENSION PLAN TABLE
         HAYWOOD D. COCHRANE, JR., TIMOTHY J. BRODNIK, JOHN F. MARKUS

      FIVE-YEAR
       AVERAGE
   COMPENSATION(1)   10 YEARS(2) 15 YEARS(2) 20 YEARS(2) 25 YEARS(2) 30 YEARS(2)
   ---------------   ----------- ----------- ----------- ----------- -----------
      $ 50,000         $1,413      $ 2,510     $ 3,882     $ 5,528     $ 7,174
       100,000          2,626        5,021       7,764      11,056      14,348
       150,000          4,239        7,531      11,646      16,584      21,522
       200,000          5,652       10,041      15,528      22,112      28,695
       250,000          7,065       12,551      19,409      27,639      35,869
       300,000          8,477       15,061      23,291      33,167      43,043

                              PENSION PLAN TABLE
                               ROBERT E. WHALEN

      FIVE-YEAR
       AVERAGE
   COMPENSATION(1)   10 YEARS(2) 15 YEARS(2) 20 YEARS(2) 25 YEARS(2) 30 YEARS(2)
   ---------------   ----------- ----------- ----------- ----------- -----------
      $ 50,000         $ 6,790     $10,184    $ 13,579    $ 16,974    $ 20,369
       100,000          16,130      24,195      32,268      40,325      48,390
       150,000          25,490      38,235      50,980      63,725      76,470
       200,000          34,850      52,275      69,700      87,125     104,550
       250,000          44,210      66,315      88,420     110,525     132,630
       300,000          53,570      80,355     107,140     133,925     160,710

--------
(1) Highest consecutive five-year average base compensation during final ten years. Compensation considered for this five year average is reflected in the Summary Compensation Table under the heading "salary." Under the Equalization Plan, a maximum of $300,000 final average compensation is considered for benefit calculation. Under the Supplemental Plan, a maximum of $150,000 final average compensation is considered for benefit calculation. No bonuses are considered.
(2) Under the plans, the normal form of benefit for an unmarried participant is a life annuity with a guaranteed minimum payment of ten years. Payments in other optional forms, including the 50% joint and survivor normal form for married participants, are actuarially equivalent to the normal form for an unmarried participant. The above tables are determined with regard to a life only form of payment; thus, payment using a ten-year guarantee would produce a lower annual benefit.

  The Retirement Plan, which is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), is a defined benefit pension plan designed to provide an employee having 30 years of credited service with an annuity equal to 52% of final average compensation less 50% of estimated individual Social Security benefits. Credited service is defined generally as all periods of employment with the Company, a participating subsidiary or with Revlon prior to 1992, or RBL after attainment of age 21 and completion of one year of service. Final average compensation is defined as average annual base salary during the five consecutive calendar years in which base salary was highest out of the last ten years prior to normal retirement age or earlier termination. The Employment Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. Such limitation for defined benefit pension plans was $120,000 for 1995 (except to the extent a larger benefit had accrued as of December 31, 1982) and 1996, and will be subject to cost of living adjustments for future years. In addition, the Tax Reform Act of 1986 limits the amount of compensation that can be considered in determining the level of benefits under qualified plans. The applicable limit for 1995 and 1996 will remain at $150,000. The Company believes that, with respect to certain employees, annual retirement benefits computed in accordance with the Retirement Plan's benefit formula may be greater than such qualified plan limitation. The Company's non-qualified, unfunded, Equalization and Supplemental Plans are designed to provide for the payment of the difference, if any, between the amount of such maximum limitation and the annual benefit that would be payable under the Retirement Plans but for such limitation.

  As of December 31, 1995, credited years of service under the retirement plans for the following individuals are for Dr. Powell--13 years, Mr. Cochrane--none, Mr. Whalen--18 years, Mr. Brodnik--23 years and Mr. Markus--4 years.

COMPENSATION PLANS AND ARRANGEMENTS

  On April 17, 1996, the Board of Directors approved the Master Executive Severance Plan (the "Severance Plan"), which provides severance to certain key employees. The Severance Plan, which became effective August 1, 1996, provides for severance payments of two times annual salary and targeted bonus then in effect for the President and Chief Executive Officer and the Executive Vice Presidents of the Company and severance payments of one times annual salary and targeted bonus then in effect for Senior Vice Presidents upon the occurrence of a qualifying termination. Qualifying termination is generally defined as involuntary termination without cause or voluntary termination with good reason, as defined. Good reason ("Good Reason") is defined as a reduction in base salary or targeted bonus as a percentage of salary, relocation to an office location more than seventy-five (75) miles from the employee's current office without consent of the employee or a material reduction in job responsibilities or transfer to another job without the consent of the employee. Good Reason shall not include a reduction in base salary or targeted bonus where such reduction is pursuant to a Company-wide reduction of base salaries and/or targeted bonuses. In addition, the Severance Plan may not be amended or terminated within thirty-six (36) months of a change in control, as defined. A copy of the Severance Plan was included as an exhibit to the current report on Form 8-K of the Company filed with the Commission October 24, 1996.

  The Company had amended employment agreements with Robert E. Whalen and Timothy J. Brodnik, which provided for each of them to be employed as an Executive Vice President through December 31, 1996 at an annual salary of $325,000 with an annual bonus equal to 50% of the annual salary then in effect and an additional discretionary bonus as may be awarded at the discretion of the Board of Directors. The employment agreements also provided that the duties assigned to Mr. Whalen and Mr. Brodnik would be performed primarily at the offices of the Company in San Diego, California and Fairfax County, Virginia, respectively. If the respective employment agreement was terminated by Mr. Whalen or Mr. Brodnik for certain specified reasons, including, (i) the assignment of duties materially inconsistent with the status of the office of Executive Vice President of the Company or resulting in an adverse alteration in the nature of the responsibilities associated therewith, (ii) a reduction by the Company in the annual salary or annual bonus or a failure by the Company to pay any such amount when due or (iii) a material breach of any of the terms of the employment agreement by the Company, then the Company would be required to pay, in monthly installments, (i) the annual salary and annual bonus Mr. Whalen and Mr. Brodnik would have otherwise received during the remainder of their respective employment periods and (ii) for a period of one year following the respective dates of expiration of their respective employment terms, in consideration of the performance of specified non-competition obligations, an amount equal to one-half the annual salary at the rate in effect on the date of expiration of their respective employment terms. Messrs. Brodnik and Whalen resigned their positions with the Company effective August 12, 1996. Pursuant to the terms and conditions of the Severance Plan discussed above, Messrs. Brodnik and Whalen will receive two times their annual salary and bonus in two payments each of $487,500. The first payment was made at the time of resignation and the second payment is due within 30 days following the one-year anniversary of their resignation. Messrs. Brodnik and Whalen agreed to the performance of specified non-competition and non-solicitation obligations and a release of their rights under their employment agreements discussed above and other Company obligations.

  The Company had an amended employment agreement with John F. Markus which provided for him to be employed as an Executive Vice President through December 31, 1996 at an annual salary of $325,000 with an annual bonus equal to 50% of the annual salary then in effect and an additional discretionary bonus as may be awarded at the discretion of the Board of Directors. If the employment agreement was terminated by Mr. Markus for certain specified reasons, including, (i) the assignment of duties materially inconsistent with the status of the office of Executive Vice President of the Company or resulting in an adverse alteration in the nature of the responsibilities associated therewith, (ii) a reduction by the Company in the annual salary or annual bonus or a failure by the Company to pay any such amount when due or
(iii) a material breach of any of the terms of the employment agreement by the Company, then the Company would be required to pay, in monthly installments,
(i) the annual salary and annual bonus Mr. Markus would have otherwise received during the remainder of his employment period and (ii) for a period of one year following the date of expiration of his employment term, in consideration of the performance of specified non-competition obligations, an amount equal to one-half the annual salary at the rate in effect on the date of expiration of his employment term. Mr. Markus resigned his position with the Company effective August 12, 1996. Pursuant to the terms and conditions of the Severance Plan discussed above, Mr. Markus will receive two times his annual salary and bonus in two payments of $487,500. The first payment was made at the time of resignation and the second payment is due within 30 days following the one-year anniversary of his resignation. Mr. Markus has agreed to the performance of specified non-competition and non-solicitation obligations and a release of his rights under his employment agreement discussed above and other Company obligations.

  The Company had an amended employment agreement with David C. Flaugh which provided for his employment as Executive Vice President and Chief Operating Officer of the Company through December 31, 1996 at an annual salary of $500,000 with an annual bonus of 50% of the annual salary then in effect and an additional discretionary bonus to be awarded at the discretion of the Board of Directors. The employment agreement also provided that the duties assigned to Mr. Flaugh would be performed primarily at the offices of the Company in San Diego County, California. If the employment agreement was terminated by Mr. Flaugh for certain specified reasons ("Good Reason") including (i) the assignment of duties materially inconsistent with Mr. Flaugh's status as Executive Vice President and Chief Operating Officer, (ii) a reduction by the Company in the annual salary or annual bonus or a failure by the Company to pay any such amount when due or (iii) a material breach of any of the terms of the employment agreement by the Company, then the Company would be required to pay, in monthly installments, (i) the annual salary Mr. Flaugh would have otherwise received during the remainder of the employment period and (ii) for a period of one year following the date of the expiration of the employment term, in consideration of the performance of specified noncompetition obligations, an amount equal to one-half the annual salary at the rate in effect on the date of expiration of the employment term. The Company had acknowledged that the change to Mr. Flaugh's position following the Merger constituted an event of Good Reason. Mr. Flaugh had agreed not to terminate his employment prior to December 31, 1995 due to his new position. However, on September 19, 1995, Mr. Flaugh decided to terminate his employment agreement and therefore the Company is required to pay in monthly installments, the amounts as described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  On the basis of reports and representations submitted by the directors and officers of the Company, all Forms 3, 4, and 5 showing ownership of and changes of ownership in the Company's equity securities during 1995 were timely filed with the Securities and Exchange Commission as required by Sections 16(a) of the Securities and Exchange Act of 1934, except that Dr. Skinner sold 720 shares of Common Stock on December 22, 1995, which should have been reported on Form 4 but which instead was reported on Form 5 for year-end 1995.

EMPLOYEE BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Employee Benefits Committee prior to the Merger on April 28, 1995 were Saul J. Farber, M.D., Howard Gittis, David J. Mahoney, Ms. Robinson and Samuel O. Thier, M.D. Subsequent to the Merger, the members of the Employee Benefits Committee are Mr. Belingard, Ms. Robinson, and Dr. Skinner. No member of the Employee Benefits Committee is an officer or employee of the Company.

  Certain Director Relationships. Robinson Lerer Sawyer Miller, the corporate communications firm of which Ms. Robinson is President and Chief Executive Officer, performs corporate communications services for the Company. The amount paid to Robinson Lerer Sawyer Miller for services to the Company in 1995 was $151,207.

EMPLOYEE BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Employee Benefits Committee of the Board of Directors (for the purposes of this section, the "Committee") makes recommendations to the Board of Directors regarding compensation and benefit policies and practices and incentive arrangements for executive officers and key managerial employees of the Company. The Committee also considers and grants awards under the Company's incentive plans, subject to a Special Majority Vote of the Board as described above under "Item 1: Election of Directors."

  The Committee is comprised of a majority of Independent Directors. During 1995, the Committee met two times to review and evaluate executive compensation and benefit programs, including information provided to the Company by independent compensation and benefit consultants.

  Executive Officer Compensation Policies. The Committee's executive compensation policies are designed to (a) attract and retain the best individuals critical to the success of the Company, b) motivate and reward such individuals based on corporate business unit and individual performance, and (c) align executives' and stockholders' interests through equity-based incentives.

  Compensation for executives is based on the following principles: variable compensation should comprise a significant part of an executive's compensation, with the percentage at-risk increasing at increased levels of responsibility; employee stock ownership aligns the interest of employees and stockholders; compensation must be competitive with that offered by companies that compete with the Company for executive talent; and differences in executive compensation within the Company should reflect differing levels of responsibility and/or performance.

  In addition, the Committee adopted policies in 1995 relating to the integration of the compensation programs of the two companies in the Merger. The Committee determined that salaries would not be reduced as a result of the Merger. The Committee also decided that rather than renewing existing employment contracts, it would continue RBL's policy of motivating and retaining key employees with awards of incentive compensation and the adoption of a severance program. (See "--Compensation Plans and Arrangements" above for a description of the severance program.) Moreover, consummation of the Merger and achievement of planned Merger synergies were designated as important bases for incentive awards.

  A key determinant of overall levels of compensation is the pay practices of ten public companies in the medical supply and medical service industry with revenue comparable to the Company's (the "peer group").

The peer group was chosen by the Company's independent compensation and benefit consultants and includes some of the members of the 1995 Peer Group used for stock price comparisons (see "--Common Stock Performance" below).

  There are three components to the Company's executive compensation program: base salary, annual incentive compensation and long-term incentive compensation. The more senior the position, the greater the portion of compensation that varies with performance.

  Base salaries are set by the Committee and are designed to be competitive with the peer group companies described above. Generally, the Committee targets salary levels in the second and third quartile of the peer group, adjusted to reflect the individual's job experience and responsibility. Changes in base salaries are based on the peer group's practices, the Company's performance, the individual's performance and increases in cost of living indexes. The corporate performance measures used in determining adjustments to executive officers' base salaries are the same performance measures used to determine annual and long-term incentive compensation discussed below. Base salaries are reviewed and adjusted annually.

  Under the Company's Annual Bonus Incentive Plan, adopted by the stockholders in 1995, annual incentive compensation is paid in the form of a cash bonus and is generally based on the attainment of specified corporate performance measures, which are established by the Committee at the beginning of the year. The measures used are EBITDA, return of capital, return on equity, earnings per share and net income. No benefits were received under the plan for 1995 as it was not adopted until September. For 1995, discretionary annual bonuses were based primarily on an executive's role in closing the Merger and successfully integrating the two companies. In addition, under existing employment agreements with certain executive officers, the Company paid certain officers annual bonuses equal to a fixed percentage of their base salary. Principles of internal equity, therefore, also affected the annual incentive bonus compensation paid to other executive officers.

  Long-term incentive compensation is paid in part in the form of stock options granted under the 1994 Stock Option Plan. The Committee believes that grants of stock options align stockholder value and executive officer interests. Stock options are granted in amounts that are directly related to the level of responsibility of the grantees as compared with their peer group counterparts. The number of options granted is established after determining the projected value of such options as derived from the Black-Scholes option pricing model. The size of previous grants and the number of shares held by an executive are not considered in determining annual award levels.

  As provided in the 1994 Stock Option Plan, stock options are granted with an exercise price equal to the fair market value per share on the date of grant. One-third of the options granted vest on the date of grant, with the remainder vesting in annual equal increments through the second anniversary of the date of grant. No stock option awards are made in the absence of satisfactory performance which is evaluated by the Committee based on the executive's individual contribution to the long-term health and growth of the Company. Options for executive officers in 1995 were granted in May, shortly after the Merger.

  Long-term incentive compensation will also be paid in cash under the Company's Performance Unit Plan, which was adopted by the stockholders in 1995. The Performance Unit Plan is designed to motivate senior executives to achieve the planned synergies of the Merger over a period from May 1, 1995 to April 30, 1997. No amounts are payable under the plan until the end of the performance period.

  Chief Executive Officer Compensation. James B. Powell, M.D. was appointed President and Chief Executive Officer effective with the Merger on April 28, 1995. For the remainder of the year, he was paid $350,000 in base salary, $367,500 in annual incentive compensation and 100,000 stock options (then valued at $854,100 under the Black-Scholes option pricing model) in long-term incentive compensation. Dr. Powell's base salary, annual incentive compensation and long-term incentive compensation were determined in the same manner as described above for other executive officers. Dr. Powell's total compensation was in the second quartile of the total compensation of the peer group CEOs.

  James R. Maher served as President and Chief Executive Officer through the closing of the Merger on April 28, 1995. Prior to the Merger, the Company had an employment agreement with Mr. Maher, which provided for his employment as President and Chief Executive Officer through December 31, 1995 at an annual salary of $1,000,000 with an annual bonus of $500,000 and an additional discretionary bonus to be awarded by the Board of Directors. Effective April 28, 1995, Mr. Maher resigned his position as President and Chief Executive Officer and the employment agreement between the Company and Mr. Maher was terminated. Pursuant to the agreement, Mr. Maher received the amounts due to him but unpaid as annual salary and annual bonus and a termination payment of $3,000,000 less applicable taxes. In addition, Mr. Maher also received a special bonus of $1,000,000 in connection with the consummation of the Merger. Pursuant to a letter agreement, the Company retained Mr. Maher as an independent contractor to provide certain consulting services to the Company for a one-year period beginning April 28, 1995. Mr. Maher was paid an annual retainer of $160,000 under this agreement. This agreement was not renewed.

  Limit on Deductibility of Compensation. The Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the deductibility of "non-performance based" compensation paid to the chief executive officer or any of the other four highest paid employees of public companies to $1,000,000 for fiscal years beginning on or after January 1, 1994. Certain types of compensation arrangements entered into prior to February 17, 1993 are excluded from the limitation. The Company's general policy is to preserve the tax deductibility of compensation paid to its executive officers. OBRA recognizes stock option plans as performance-based if such plans meet certain requirements. The Company's 1994 Stock Option Plan is structured to meet the requirements of OBRA. In future years, the Committee will consider taking such steps as it deems necessary to qualify compensation so as not to be subject to the limit on deductibility.

                                          The Employee Benefits Committee

                                             Jean-Luc Belingard
                                             Linda Gosden Robinson
                                             Andrew G. Wallace, M.D.

COMMON STOCK PERFORMANCE

  The Commission requires a five-year comparison of stock performance for the Company with stock performance of appropriate similar companies. The Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE"). Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock and the cumulative total return on the Standard & Poor's Composite-500 Stock Index and the weighted average cumulative total return (based on stock market capitalization) on the stock of each of the members of a peer group of companies. In 1995, as a result of the Merger, the Company selected a new peer group (the "1995 Peer Group"). The 1995 Peer Group includes seven publicly traded medical service and medical supply companies with sales ranging from approximately $1.1 billion to $3.9 billion. Direct competitors of the Company are either substantially smaller than the Company or are subsidiaries of much larger diversified corporations and are therefore not believed to be appropriate peer companies. The 1995 Peer Group includes: Allergen, Inc., C.R. Bard Inc., Magellan Health Services Inc., Fisher Scientific International Inc., Thermo Electron Corporation, Bausch & Lomb Inc., and FHP International Corporation. In 1994, the peer group (the "1994 Peer Group") of companies included sixteen companies selected by the Company. One of these is a medical service laboratory like the Company: Unilab Corporation. Other direct competitors of the Company are subsidiaries of much larger diversified corporations, which were not believed to be appropriate peer companies. The remaining fifteen companies in the 1994 Peer Group are all publicly traded medical service and medical supply companies with sales ranging from approximately $500 million to $2.5 billion: Continental Medical Systems, Inc., Universal Health Services, Inc., Magellan Health Services Inc., Allergan, Inc., C.R. Bard, Inc., Pall Corporation, Thermo Electron Corporation, United States Surgical Corporation, Bausch & Lomb Incorporated, Millipore Corporation, Amsco International, Inc., Beckman Instruments, Inc., FHP International Corporation and Fisher Scientific International Inc.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

                             [CHART APPEARS HERE]

Laboratory Corporation of America Holdings
Total shareholder return

                12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95
                --------  --------  --------  --------  --------  --------
Company         100       269       167       136       127        90
S & P 500       100       130       140       154       156       215
1995 Peer Group 100       182       168       148       143       192
1994 Peer Group 100       194       176       140       143        --

* Reflects the return on $100 invested in December 31, 1990 including the reinvestment of dividends

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

  The following table sets forth as of October 18, 1996, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by the officers named in the summary compensation table set forth above and by all current directors and executive officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL   PERCENT OF
                BENEFICIAL OWNER                       OWNERSHIP       CLASS
                ----------------                   ----------------- ----------
Roche Holdings, Inc..............................     61,329,256(1)    49.9%
 15 East North Street
 Dover, DE 19901
Ronald O. Perelman...............................     14,527,244(2)    11.8%
 35 East 62nd Street
 New York, NY 10021
Thomas P. Mac Mahon..............................          2,820         *
James B. Powell, M.D.............................         66,667(3)      *
Jean-Luc Belingard...............................          2,820         *
David B. Skinner, M.D............................          2,820         *
Andrew G. Wallace, M.D...........................          2,820         *
Timothy J. Brodnik...............................         47,464(3)      *
Haywood D. Cochrane, Jr..........................        141,069(3)      *
James R. Maher...................................        205,030         *
John F. Markus...................................         66,256(3)      *
Robert E. Whalen.................................         53,607(3)      *
David C. Flaugh..................................            --          *
All current directors and executive officers as a
 group (17 persons)..............................        234,997(3)      *

--------
*  Less than 1%
(1) As reported on the Schedule 13D filed with the Commission on May 8, 1995, on behalf of Roche Holdings, Inc., 49,008,538 of these shares are directly held by HLR, and 12,320,718 of these shares are directly held by Roche Holdings, Inc. Both HLR and Roche Holdings, Inc. are indirect wholly owned subsidiaries of Roche Holding. Dr. h.c. Paul Sacher, an individual and citizen of Switzerland has, pursuant to an agreement, the power to vote a majority of the voting shares of Roche Holding.
(2) As reported in the Schedule 13G/A filed with the Commission on February 13, 1996, on behalf of Mafco Holdings Inc. ("Mafco"), all shares are owned by National Health Care Group, Inc. ("NHCG"), an indirect wholly owned subsidiary of Mafco. All of the capital stock of Mafco is owned by Mr. Ronald O. Perelman.
(3) Beneficial ownership by officers of the Company includes shares of common stock which such officers have the right to acquire upon the exercise of options which either are vested or which may vest within 60 days. The number of shares of common stock included in the table as beneficially owned which are subject to such options is as follows: Dr. Powell--66,667; Mr. Cochrane--33,334; Mr. Whalen--53,607, Mr. Brodnik--47,464; Mr.
    Markus--36,940; all directors and executive officers as a group (not including Messrs. Brodnik, Cochrane, Flaugh, Markus and Whalen who are no longer employed by the Company)--216,068.

    ITEM 2: LABORATORY CORPORATION OF AMERICA HOLDINGS 1997 EMPLOYEE STOCK
                                 PURCHASE PLAN

  The Board of Directors recommends approval by the shareholders of the 1997 Employee Stock Purchase Plan (the "Plan"). The text of the Plan is set forth as Exhibit A to this Proxy Statement, and this description thereof is qualified by reference thereto. The Plan is designed to give all eligible employees an increased personal interest in the success and progress of the Company by encouraging their ownership of Common Stock of the Company. The maximum number of shares of the Company's Common Stock subject to the Plan will be 3,500,000 shares, with proportionate adjustments of such amount in the case of stock dividends, stock splits or other stock changes.

  The Plan provides for the granting of options to all eligible employees of the Company and its subsidiaries, both officers and non-officers, entitling them to purchase shares of the Common Stock of the Company at a discounted price. All employees of the Company or its subsidiaries will be eligible to participate in the Plan, except part-time and temporary employees and employees owning 5% or more of the total voting power or value of all classes of stock of the Company. Under the Plan, only those directors and nominees for director who are full-time employees of the Company or a subsidiary will be eligible to receive options.

  For each six-month period (an "Offering Period") commencing January 1 or July 1 (the "Offering Date") during the term of the Plan, each eligible employee will receive an option to purchase up to the largest whole number of shares obtained by dividing (i) between one and ten percent (as specified by the employee) of such employee's compensation for the Offering Period by (ii) the Option Price (as defined below). At the end of an Offering Period, on either June 30 or December 31 (the "Exercise Date"), the amount deducted from each eligible employee's compensation during the Offering Period will be used to purchase shares of the Company's Common Stock for the benefit of that employee. The price at which the shares will be purchased (the "Option Price") will be 85% of the fair market value of a share of Common Stock on the Offering Date or the Exercise Date, whichever is lower. Generally, fair market value will be the average of the high and low sales prices of the Common Stock on that date.

  Prior to the Exercise Date, the amounts deducted from an employee's salary may be used by the Company for general corporate purposes but will be recorded as being in separate accounts ("Purchase Accounts") for each employee. Participating employees can avoid purchasing Common Stock on an Exercise Date and the funds designated for their Purchase Accounts will be paid to them if they so elect by written notice to the Company on or before the Exercise Date. Other than terminating their participation, employees may not change the level of their participation with respect to an Offering Period during such Offering Period. The aggregate fair market value of all shares of the Company and its subsidiaries which an employee has an option to purchase under employee stock option plans may not exceed $25,000 in any calendar year.

  The Plan provides that if an employee's employment terminates for any reason other than death, then such employee's options terminate immediately and all funds deducted from the employee's compensation during the current Offering Period will be paid to the employee. Options will not be transferable except by will or by the laws of descent and distribution, and will be exercisable, during the employee's lifetime, only by such employee.

  The Plan provides that options will become immediately exercisable in full upon the occurrence of certain events involving a change in control of the Company. Such events include: the adoption of a plan of merger or similar transaction involving the Company in which the Company's stockholders would receive less than 50% of the voting stock of the surviving corporation; the approval by the Board of Directors of the sale or transfer by the Company of a majority of the stock of a significant subsidiary of the Company or substantially all of the Company's or such a subsidiary's assets; certain acquisitions of more than 20% of the Common Stock by any person or group other than a person or group who beneficially owned, as of the Offering Date, more than 5% of the Common Stock unless prior approval of the Board of Directors is received; certain significant changes in the membership of the Board of Directors; or any other transaction that would constitute a change in control required to be reported by the Company in a proxy statement. In addition, upon the approval of the dissolution or liquidation of the Company, all options shall become exercisable in full. Upon the occurrence of the dissolution or liquidation of the Company, or upon the consummation of a merger or consolidation in which the Company's stockholders do not receive at least 50% of the voting stock of the resulting corporation, all options not exercised shall terminate, but the participating employees will have the option of purchasing the shares or being paid the amount designated in their Purchase Accounts prior to such occurrence.

  The Board of Directors has set the date for the initial grant of options under the Plan as January 1, 1997. The Plan will terminate December 31, 2006 and will be administered by the Employee Benefits Committee of the Board of Directors of the Company. The Committee will be able to prescribe rules and regulations for such administration and to decide questions with respect to the interpretation or application of the Plan. In addition, the Committee will have the authority to alter, amend, suspend or discontinue the Plan at any time without notice, except that no such action may adversely affect the rights of any participating employee. In addition, the Committee may not increase the number of shares of Common Stock issuable under the Plan, change the formula determining the price at which options may be exercised or increase the maximum number of shares an eligible employee may purchase under the Plan. Furthermore, the Plan is designed to meet the requirements of Rule 16b-3 under the Exchange Act with respect to participation by insiders of the Company, and, in accordance therewith, certain amendments may require the approval of the Company's stockholders.

  Options will be granted on the condition that a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock to be issued subject to such option has become effective and a copy of the prospectus has been delivered to each participant.

  Options under the Plan will be statutory stock options of the kind recognized by Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). For federal income tax purposes, neither the grant nor the exercise of the options will be a taxable event to the participants. The disposition, however, of the shares acquired through the exercise of the options will be a taxable event. The tax consequences of such a disposition will depend upon the respective holding periods of the options and options shares. The statutory holding period for the Plan is the later of two years after the Offering Date or one year from the date of transfer of the stock to the employee.

  If a disposition of the shares is made after the end of the holding period, a portion of the gain, if any, will be taxed as ordinary income, which portion will be determined by subtracting the option price from the lesser of (a) the fair market value of the shares on the date the option was granted or (b) the fair market value of the shares on the disposition date. The remaining portion of the gain, if any, will be taxed as capital gain for federal income tax purposes. When the holding period described above is met, the Company is not allowed to deduct any amount for federal income tax purposes with respect to the issuance or exercise of the options or the sale of the underlying shares.

  If a disposition of the shares is made before the end of the holding period, the amount of the gain which will be taxed as ordinary income will be determined by subtracting the option price from the fair market value of the shares on the date on which the option was exercised. The amount treated as ordinary income would be added to the employee's basis in calculating whether any capital gain or loss is to be recognized on the disposition. In the year of such early disposition, the Company will generally be entitled to a business deduction for federal income tax purposes in an amount equal to the ordinary income.

  The Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

  The number of shares of the Company's Common Stock that will be purchased under the Plan by its employees if it is approved cannot be estimated by the Company, nor can the Company determine the number of shares that would have been purchased by the employees if the Plan had been in effect for fiscal year 1995.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN.

                 ITEM 3: RATIFICATION OF INDEPENDENT AUDITORS

  Upon recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP to audit the accounts of the Company for the fiscal year ending December 31, 1996. KPMG Peat Marwick LLP has audited the consolidated financial statements of the Company for more than the past five years. KPMG Peat Marwick LLP representatives will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  Stockholder ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors is not required by the Company's bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1996 the Board of Directors will consider whether to retain that firm for such year.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1996.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT

  Certain provisions of the Merger Agreement and the Stockholder Agreement which describe certain relationships and transactions between the Company and Roche are described above under "General Information" and "Item 1: Election of Directors."

THE SHARING AND CALL OPTION AGREEMENT

  In connection with the Merger Agreement, HLR, Mafco Holdings, Inc. ("Mafco"), a Delaware corporation and indirect wholly owned subsidiary of M&F Holdings, National Health Care Group, Inc. ("NHCG"), and the Company entered into the Sharing and Call Option Agreement dated as of December 13, 1994 (the "Sharing and Call Option Agreement"). The Sharing and Call Option Agreement provides, among other things, that at any time after the third anniversary of the Merger, HLR or one of its affiliates (such party, a "Purchaser") (other than the Company) may exercise the right, which right may only be exercised once, to purchase all, but not less than all, the shares of Common Stock then owned by NHCG, Mafco or any of their controlled affiliates. The Sharing and Call Option Agreement provides that the Purchaser, will, if it elects to exercise this purchase right, pay a price per share for the shares to be purchased equal to 102% of the average closing price per share of such security as reported on the principal national securities exchange on which such shares are listed, or if not so listed, as reported on the National Association of Securities Dealers, Inc. Automated Quotation System--National Market System, for the 30 trading days before the date of such exercise.

  In addition, in accordance with the Sharing and Call Option Agreement, the Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") which has been declared effective by the Commission and includes a resale prospectus that permits NHCG (or any of its pledgees) to sell shares of Common Stock and Warrants received by NHCG in the Merger without restriction. The Company has agreed to use its best efforts to prepare and file with the Commission such post-effective amendments to the Registration Statement or other filings as may be necessary to keep such Registration Statement continuously effective for a period ending on the third anniversary of the date of the Sharing and Call Option Agreement and during such period to use its best efforts to cause the resale prospectus to be supplemented by any required prospectus supplement. The Company has also agreed to pay all of the Registration Expenses (as defined therein) arising from exercise of the registration rights set forth in the Sharing and Call Option Agreement. A copy of the Sharing and Call Option Agreement was filed with the Commission by the Company as an exhibit to the 1994 10-K.

REGISTRATION RIGHTS AGREEMENT

  In addition to those registration rights granted to NHCG under the Sharing and Call Option Agreement, the Company and NHCG also are parties to a registration rights agreement dated as of April 30, 1991 (the "Registration Rights Agreement") pursuant to which the Company is obligated, upon the request of NHCG, to file registration statements ("Demand Registration Statements") from time to time with the Commission covering the sale of any shares of Common Stock owned by NHCG upon the completion of certain public offerings by the Company of shares of Common Stock in 1991. Such Demand Registration Statements may also cover the resale from time to time of any shares of Common Stock that NHCG may purchase in the open market at a time when it is deemed to be an affiliate (as such term is defined under Rule 144 under the Securities Act of 1933, as amended), and certain securities issued in connection with a combination of shares, recapitalization, reclassification, merger or consolidation, or other pro rata distribution. NHCG will also have the right to include such Common Stock and other securities in any registration statement filed by the Company for the underwritten public offering of shares of Common Stock (whether or not for the Company's account), subject to certain reductions in the amount of such Common Stock and securities if the managing underwriters of such offering determine that the inclusion thereof would materially interfere with the offering. The Company agreed not to effect any public or private sale, distribution or purchase of any of its securities which are the same as or similar to the securities covered by any Demand Registration Statement during the 15-day period prior to, and during the 45-day period beginning on, the closing date of each underwritten offering under such registration statement and NHCG agreed to a similar restriction with respect to underwritten offerings by the Company. NHCG's rights under the Registration Rights Agreement are transferable as provided therein.

  Until the third anniversary of the Sharing and Call Option Agreement, when the Company's obligation to keep the Registration Statement effective expires, the registration rights granted to NHCG pursuant to the Registration Rights Agreement are substantially duplicative of those granted pursuant to the Sharing and Call Option Agreement. After such date and only to the extent that NHCG still holds shares of Common Stock or Warrants that it held as of or received in the Merger, NHCG will continue to be entitled to the registration rights described in the preceding paragraph, unless the Registration Rights Agreement has been otherwise amended or terminated.

TAX ALLOCATION ARRANGEMENT

  Until May 7, 1991, the Company was included in the consolidated federal income tax returns, and in certain state income tax returns, of Mafco, M&F Holdings, Revlon Group Incorporated ("Revlon Group") and Revlon Holdings Inc. ("Revlon"). As a result of the reduction of M&F Holdings' indirect ownership interest in the Company on May 7, 1991, the Company is no longer a member of the Mafco consolidated tax group. For periods subsequent to May 7, 1991, the Company files its own separate federal, state and local income tax returns. Nevertheless, the Company will remain obligated to pay to M&F Holdings (or other members of the consolidated group of which M&F Holdings is a member) any income taxes the Company would have had to pay (in excess of those which it has already paid) if it had filed separate income tax returns for taxable periods beginning on or after January 1, 1985 (but computed without regard to (i) the effect of timing differences (i.e., the liability or benefit that otherwise could be deferred will be, instead, includible in the determination of current taxable income) and (ii) any gain recognized on the sale of any asset not in the ordinary course of business). In addition, despite the reduction of M&F Holdings' indirect ownership of the Company, the Company will continue to be subject under existing federal regulations to several liability for the consolidated federal income taxes for any consolidated return year in which it was a member of any consolidated group of which Mafco, M&F Holdings, Revlon Group or Revlon was the common parent. However, Mafco, M&F Holdings, Revlon Group and Revlon have agreed to indemnify the Company for any federal income tax liability (or any similar state or local income tax liability) of Mafco, M&F Holdings, Revlon Group, Revlon or any of their subsidiaries (other than that which is attributable to the Company or any of its subsidiaries) that the Company would be required to pay.

CERTAIN OTHER TRANSACTIONS WITH ROCHE

  The Company has certain on-going arrangements with Roche for the purchase by the Company of certain products and the licensing by the Company from Roche of certain diagnostic technologies, with an aggregate value of approximately $9.1 million in 1995. The Company provides certain diagnostic testing and support services to Roche in connection with Roche's clinical pharmaceutical trials, with an aggregate value of approximately $2.3 million in 1995. In addition, in connection with the Merger, the Company and Roche have entered into a transition services agreement for the provision by Roche to the Company of certain payroll and other corporate services for a limited transition period following the Merger. These services are charged to the Company based on the time involved and the Roche personnel providing the service. Each of these arrangements was entered into in the ordinary course of business, on an arm's-length basis and on terms which the Company believes are no less favorable to it than those obtainable from unaffiliated third parties. The Company paid Roche a total of $214,597 in 1995 for these services.

CONSULTING AGREEMENT

  Pursuant to a letter agreement, the Company retained Mr. Maher as an independent contractor to provide certain consulting services to the Company for a one-year period beginning from April 28, 1995. Mr. Maher was paid a retainer of $160,000 under this agreement. This agreement was not renewed.

                             STOCKHOLDER PROPOSALS

  Under the rules and regulations of the Commission as currently in effect, any holder of at least $1,000 in market value of Common Stock who desires to have a proposal presented in the Company's proxy material for use in connection with the annual meeting of stockholders to be held in 1997 must transmit that proposal (along with his name, address, the number of shares of Common Stock that he holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting must be received by Bradford T. Smith, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, no later than January 3, 1997. This date was chosen based on a planned meeting date in early June 1997.

  Holders of Common Stock who want to have proposals submitted for consideration at future meetings of the stockholders should consult the applicable rules and regulations of the Commission with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

                            ADDITIONAL INFORMATION

  THE COMPANY WILL MAKE AVAILABLE A COPY OF THE 1995 FORM 10-K AND ANY QUARTERLY REPORTS ON FORM 10-Q FILED THEREAFTER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY, LABORATORY CORPORATION OF AMERICA HOLDINGS, 358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA 27215. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE (OCTOBER 18,
1996), THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE.

  In order to ensure timely delivery of such document prior to the annual meeting, any request should be received by the Company promptly.

                                OTHER BUSINESS

  The Company knows of no other matters which may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Bradford T. Smith

                                          BRADFORD T. SMITH
                                          Secretary

October 25, 1996

                                                                        ANNEX I

                  LABORATORY CORPORATION OF AMERICA HOLDINGS

                       1997 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I. PURPOSES:

  This Laboratory Corporation of America Holdings 1997 Employee Stock Purchase Plan (hereinafter called the "Plan") is intended to be an employment incentive and to encourage stock ownership by all eligible employees, including officers, of Laboratory Corporation of America Holdings (hereinafter called the "Corporation") and its subsidiary corporations (the "Subsidiaries"), as that term is defined in (S)424(f) of the Internal Revenue Code of 1986, as now in force or hereafter amended (the "Code"), in order to increase their proprietary interest in the Corporation's success and to encourage them to remain in the employ of the Corporation or a Subsidiary. It is further intended that options issued pursuant to this Plan (hereinafter called "Options") shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of (S)423 of the Code and that the Plan shall satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

ARTICLE II. ADMINISTRATION:

  The Plan shall be operated by the Employee Benefits Committee of the Board of Directors of the Corporation (the "Committee"), who may appoint a third-party administrator to maintain the Plan (the "Administrator"). No member of the Board of Directors who is not otherwise employed by the Corporation shall be eligible to receive an Option. The Committee shall at all times be composed of "disinterested persons" within the meaning of Rule 16b-3 of the Exchange Act. Subject to the provisions of the Plan, the Committee may, from time to time, prescribe rules and regulations for the administration of the Plan and may decide questions which may arise with respect to the interpretation or application of said Plan.

ARTICLE III. ELIGIBILITY:

  Each employee who has been employed by the Corporation or a Subsidiary for at least six (6) months (including officers) as of the first day of any Offering Period (an "Offering Date"), shall have an Option under this Plan to purchase the Corporation's authorized but unissued par value $.01 Common Stock (herein called "Common Stock") during an Offering Period, except that there shall be excluded: (i) employees whose customary employment is under twenty
(20) hours per week; (ii) employees whose customary employment is for not more than five (5) months in any calendar year; and (iii) any employee who, if having received an Option hereunder, would own, immediately after the Option was granted, stock possessing five percent (5%) or more of the total combined voting power or value of any classes of stock of the Corporation, or of any of its Subsidiaries. For purposes of determining stock ownership of an employee under (iii) hereof, the rules of (S)424(d) of the Code and (S)1.423-2(d) of the Treasury Regulations thereunder shall apply, and Common Stock which the employee may purchase under any outstanding options shall be treated as owned by the employee.

  If an Optionee goes on a leave of absence, such Optionee shall have the right to elect (a) to withdraw the balance in such Optionee's Purchase Account, (b) to discontinue contributions to the Plan but remain a participant in the Plan until the next following Exercise Date, or (c) remain a participant in the Plan during such leave of absence until the next following Exercise Date, authorizing the deductions made pursuant to Article V(c) hereof to be made from payments made by the Corporation to the Optionee during such leave of absence and undertaking to make such cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Corporation to such Optionee are insufficient to meet such Optionee's authorized deductions to the Optionee's Purchase Account. However, the Corporation shall not advance funds to an Optionee if the Optionee's deductions and cash payments during the Optionee's leave of absence are insufficient to fund the Optionee's Purchase Account. An Optionee who has been on leave of absence for more than 30 days and who thereafter ceases to be an employee of the Corporation for the purpose of the Plan shall not be entitled to participate in the Plan and such Optionee shall be deemed to have withdrawn from the Plan, and all funds then on deposit in the Optionee's Purchase Account will be paid to the Optionee under Article V(g) hereof.

ARTICLE IV. STOCK:

  The stock subject to the Options to be issued hereunder shall be Common Stock. The maximum number of such shares to be issued upon the exercise of the Options hereby granted shall be an aggregate of three million five hundred thousand (3,500,000) shares of Common Stock (the "Available Shares").

  For each Offering Period hereunder, an eligible employee (hereinafter called "Optionee") shall have an option to purchase up to the largest number of whole and fractional shares available at the Option Price (as described in Article V(a)) obtained by having deducted from such Optionee's Compensation for each payroll period during an Offering Period an amount not less than one percent (1%) or more than ten percent (10%) of such Optionee's Compensation for the payroll period. The term "Compensation" as used herein includes regular base pay (including any shift differentials) at the rate in effect on the Offering Date, but excludes any bonus, overtime payment, sales commission, contribution to any Code (S)125 or 401(k) plan or other form of extra compensation.

  If in any Offering Period the total number of shares of Common Stock for which Options are exercised exceeds the number of Available Shares remaining under the Plan, the Administrator shall make a pro rata allocation of the Available Shares in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable, and the balance of payroll deductions credited to the Purchase Account of each Optionee shall be returned to each Optionee as promptly as possible.

  Except as expressly provided otherwise in Article III hereof, payment for Common Stock purchased under the Option shall be made only by payroll deductions over a designated Offering Period.

  Notwithstanding the foregoing provisions of this Plan, no Option shall permit an Optionee to purchase in any single calendar year a number of shares which, together with all other shares in the Corporation and any Subsidiaries which such Optionee may be entitled to purchase in such year pursuant to options issued under any employee stock purchase plan, has an aggregate fair market value (determined in each case as of the date such options are granted) in excess of $25,000. This limitation applies only to options granted under "employee stock purchase plans" as defined by (S)423 of the Code, and does not limit the amount of stock which an Optionee may purchase under any other stock option or bonus plans then in effect.

ARTICLE V. TERMS AND CONDITIONS OF OPTIONS:

  Options granted hereunder shall be evidenced by a notice to each Optionee from the Administrator, which notice shall: (i) be in such form as the Committee shall determine; (ii) incorporate, by reference, the terms and provisions of this Plan; (iii) be issued to each Optionee on or about the first Offering Date following the date an employee becomes an Optionee; and
(iv) continue in effect for subsequent Offering Periods unless revoked by the Optionee.

  Subject always to the requirement that, except as otherwise specified in
Article IV hereof, all Optionees shall have the same rights and privileges, such Options shall be subject to the following terms and conditions:

    (a) Option Price: The price of shares purchased during each Offering Period hereunder (an "Option Price") shall be an amount equal to the lesser of (i) eighty-five (85%) percent of the fair market value of a share of Common Stock on the Offering Date or (ii) eighty-five (85%) percent of the fair market value of a share of Common Stock on the Exercise Date. For so long as shares of the Common Stock of the Corporation are listed on the New York Stock Exchange ("NYSE"), "fair market value" as of a given date shall mean, for purposes of this Plan, the mean between the high and low sales prices of the Common Stock on that date, said mean to be based on the sale of a minimum of 100 shares of said stock; or if less than 100 shares of said stock are sold on such date or if no sales prices are quoted, "fair market value" shall mean the average of the closing bid and asked prices for the Common Stock on the NYSE.

    (b) Offering Periods: Each Option shall extend for a period of six (6) months commencing on an Offering Date of January 1 or July 1 and concluding with the "Exercise Date" of June 30 or December 31 which is six (6) months thereafter, the said period being hereinafter called an "Offering Period."

    (c) Purchase Account: Each Optionee shall notify the Corporation, on such forms as shall be provided by the Corporation, within seven (7) days following actual receipt by the Optionee of such forms, of the percentage of Compensation which the Optionee wishes to have withheld from the Optionee's Compensation by the Exercise Date for the Offering Period.

  Except as provided in subsection (g) of this Article V, each Optionee shall authorize the Corporation and its Subsidiaries to withhold from the Optionee's after-tax compensation, beginning as soon as practicable following the making of the election described above and continuing throughout the duration of the Offering Period. Such withheld amounts may be used by the Corporation for general corporate purposes, but the Corporation or, if designated by the Committee, the Administrator, shall maintain a record of each Optionee's funds as a "Purchase Account." Such funds so accumulated within said Purchase Account may be returned to an Optionee or applied toward the Purchase Price of Common Stock only pursuant to the provisions contained in this Plan.

    (d) Dates on Which Option Shall be Exercised: Except as provided in subsections (f), (g) and (h) of this Article V, each Option which is exercised shall be exercised as of each Exercise Date.

    (e) Exercise of Option: Unless an Optionee withdraws from the Plan as provided in subsection (f) of this Article V, each Optionee's Option shall be exercised automatically on the Exercise Date of each Offering Period, and the maximum number of full and fractional shares of Common Stock will be purchased for each Optionee with the entire proceeds of each Optionee's Purchase Account. As promptly as practical after the Exercise Date of each Offering Period, the Corporation shall arrange the delivery to the Administrator of a certificate representing the shares of Common Stock purchased upon the exercise of such Option, and the Administrator shall deliver (or cause to deliver) such certificate to each Optionee.

    (f) Termination of Option: An Optionee may at any time on or before an Exercise Date terminate the Option in its entirety by written notice of such termination delivered in the manner set forth in Article XI hereof. Such termination shall become effective upon receipt of such notice by the Corporation or Administrator. As soon as practical following such notice, all funds then in the Optionee's Purchase Account shall be paid to the Optionee and the Optionee's Purchase Account closed, and all rights and privileges of the Optionee granted pursuant to this Plan and the Option granted hereunder shall be terminated until the next available Option Date at which such Optionee again elects to participate in the Plan pursuant to this Article V.

    (g) Termination of Employment: In the event that an Optionee's employment by the Corporation or a Subsidiary is terminated, all rights and privileges of Optionee granted pursuant to the Plan and of the Option granted hereunder shall terminate, and all funds then on deposit on the Optionee's Purchase Account shall be paid to the Optionee (or to such Optionee's personal representative or beneficiary, in the case of such Optionee's death) and the Optionee's Purchase Account closed.

    (h) Adjustment of Options; Exercisability Upon Certain Events: In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or any other change in the structure of shares of Common Stock of the Corporation, the total amount of shares on which options may be granted under the Plan and options rights (both as to the number of shares and the option price) shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock.

  In the event of (i) the adoption of a plan of merger, consolidation, share exchange or similar transaction of the Corporation with any other corporation as a result of which the holders of the Common Stock of the Corporation in the aggregate would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (ii) the approval by the Board of Directors of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) by the Corporation of a majority of the stock of a significant subsidiary of the Corporation or substantially all of the assets of the Corporation or of a significant subsidiary of the Corporation; (iii) the acquisition of more than 20% of the Corporation's voting capital stock by any person within the meaning of Section 13(d)(3) of the Exchange Act, other than a person, or group including a person, who beneficially owned, as of the most recent Offering Date, more than 5% of the Corporation's securities, in the absence of a prior expression of approval of the Board of Directors of the Corporation; (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (v) any other change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A under the Exchange Act, then any Option granted hereunder during the then-current Option Period shall become immediately exercisable as to the Optionee and shall remain exercisable until the Exercise Date of the then-current Option Period, subject to all of the terms hereof not inconsistent with subsection (i) of this Article V.

  Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Corporation or the consummation of a merger or consolidation in which the shareholders of the Corporation receive less than 50% of the voting capital stock of the surviving or resulting corporation, each Option granted under the Plan shall terminate, but the Optionee shall have the right, following the adoption of a plan of dissolution or liquidation or a plan of merger or consolidation and in any event prior to such dissolution, liquidation, merger or consolidation, to exercise his Option to purchase Common Stock on the Exercise Date of the then-current Option Period, subject to all of the other terms hereof not inconsistent with this
Article V.

  The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or any part of the business or assets.

    (i) Assignability: No Option granted hereunder may be pledged nor shall any Option be assignable or transferable except by will or by the laws of descent and distribution and shall be exercisable, during the lifetime of Optionee, only by said Optionee.

    (j) Designation of Beneficiary: Each Optionee may file a written designation of beneficiary who is to receive any stock or cash in the event that such Optionee dies after the end of an Offering Period but before the issuance of the shares or during an Offering Period but before the respective Exercise Date.

    (k) Rights as a Shareholder: No Optionee shall have any rights as a shareholder with respect to shares purchased pursuant to the Options to be granted hereunder until full payment has been made for such shares and a stock certificate for such shares has been actually issued to said Optionee. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance. Stock to be delivered to an Optionee under the Plan will be registered in the name of the Optionee.

    (l) Registration: Each Option under the Plan shall be granted on the condition that a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock subject to such Option has become effective and a copy of the Prospectus has been delivered to the Optionee.

ARTICLE VI. TERM OF PLAN:

  The term of said Plan shall be for a period of ten (10) years commencing on January 1, 1997, and ending on December 31, 2006, unless terminated earlier by the exhaustion of the Available Shares or pursuant to Article VIII.

ARTICLE VII. CONDITIONS UPON ISSUANCE OF SHARES OF COMMON STOCK:

  Shares of Common Stock shall not be issued with respect to an Option unless the exercise of such Option and the issuance and deliverance of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including without limitation, the Exchange Act, the Securities Act (and the rules and regulations promulgated thereunder), and the requirement of any stock exchange upon which the shares of Common Stock may then be listed, and shall further be subject to the approval of counsel for the Corporation with respect to such compliance.

  As a condition to the exercise of an Option, the Corporation may require the person exercising such Option to represent that, at the time of any such exercise, the shares are being purchased only for an investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Corporation, such representation is required by any of the aforementioned applicable provisions of law.

ARTICLE VIII. AMENDMENT AND TERMINATION BY THE COMMITTEE:

  The Committee may, from time to time, alter, amend, suspend or discontinue the Plan at any time without notice, including the right to revoke future Offering Periods, provided that no Optionee's existing rights in the then-current Offering Period are adversely affected thereby; provided further, upon any such amendment or modification, all Optionees shall continue to have the same rights and privileges as other Optionees (except as otherwise provided for in Article IV hereof); and provided further, that no such amendment of the Plan shall, except as provided in subsection (h) of Article V hereof: (a) increase above three million five hundred thousand (3,500,000) the Available Shares which may be offered under the Plan; (b) change the formula by which the price for which the Common Stock shall be sold is determined; or (c) increase the maximum number of shares which any Optionee may purchase. The Board of Directors shall submit any amendments to the shareholders of the Corporation for approval to the extent necessary to maintain compliance with the requirements of Rule 16b-3 of the Exchange Act.

ARTICLE IX. APPLICATION OF FUNDS:

  The proceeds received by the Corporation from the sale of its Common Stock pursuant to Options granted under this Plan, except as otherwise provided herein, will be used for general corporate purposes.

ARTICLE X. OBLIGATION TO PURCHASE SHARES:

  The granting of an Option pursuant to this Plan shall impose no obligation upon the Optionee to purchase any shares covered by such Option until the Exercise Date for each Offering Period.

ARTICLE XI. NOTICES:

  Any notice which the Corporation or Optionee may be required or permitted to give to each other shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. Mail, first class postage prepaid, addressed as follows: Chief Financial Officer, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, with a copy to General Counsel, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, and at such other address, including that of the Administrator, as the Corporation, by notice to the Optionee, may designate in writing from time to time; and to the Optionee, at the address shown on the records of the Corporation, or at such other address as the Optionee, by notice to the Corporation or the Administrator, may designate in writing from time to time.

ARTICLE XII. CLOSING OF PURCHASE ACCOUNT:

  In the event that under any provision hereof an Optionee's Purchase Account is to be closed and any balance not applied to the purchase of Common Stock, payment to such Optionee shall be made within thirty (30) days following the date that the right to such payment accrues.

ARTICLE XIII. THE RIGHT OF THE COMPANY TO TERMINATE EMPLOYMENT:

  Nothing contained in the Plan or in any Option granted pursuant to the Plan shall confer upon any Optionee any right to be continued in the employment of the Company or one of its Subsidiaries, or shall interfere in any way with the right of the Company or any of its Subsidiaries, as the case may be, to terminate his or her employment at any time for any reason.

ARTICLE XIV. GOVERNING LAW:

  The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States of America.

ARTICLE XV. EFFECTIVENESS OF THE PLAN:

  The Plan shall become effective only if:

    (a) The Plan shall have been adopted by the Board of Directors of the Corporation; and

    (b) The Plan shall have been approved within twelve (12) months after the Plan is adopted under subsection (a) by the affirmative vote of the holders of at least a majority of shares of Common Stock present, or represented, and entitled to vote at the shareholders' meeting at which the Plan is considered.

          STOCKHOLDERS'S PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                  LABORATORY CORPORATION OF AMERICA HOLDINGS

To: Laboratory Corporation of America Holdings

        I appoint Bradford T. Smith and Wesley R. Elingburg individually and together, as my proxies, with power of substitution, to vote all of my LABORATORY CORPORATION OF AMERICA HOLDINGS common stock at the Annual Meeting of stockholders of LABORATORY CORPORATION OF AMERICA HOLDINGS to be held at The Holiday Inn, 4810 New Page Road, Research Triangle Park, N.C. 27709 on Wednesday, November 20, 1996, at 9:00 a.m., Eastern Standard time, and at any adjournment or postponement of the meeting.

        MY PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS DIRECTED ON THE OTHER SIDE OF THIS CARD, BUT IN THE ABSENCE OF ANY INSTRUCTIONS FROM ME, MY PROXIES WILL VOTE "FOR" THE ELECTION OF ALL THE NOMINEES LISTED UNDER ITEM 1 AND "FOR" ITEM 2 AND ITEM 3. MY PROXIES MAY VOTE ACCORDING TO THEIR DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. I MAY REVOKE THIS PROXY PRIOR TO ITS EXERCISE.


               PLEASE SIGN AND DATE THE OTHER SIDE OF THE CARD.


                       (Please fill in the appropriate boxes on the other side.)

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL THE NOMINEES LISTED UNDER ITEM NO. 1 AND "FOR" ITEM NO. 2 AND ITEM NO. 3.

1. Election of all the members of the Company's Board of Directors.

        [_] FOR all nominees
        [_] WITHHOLD AUTHORITY FOR ALL NOMINEES

        NOMINEES:
        Thomas P. MacMahon, James B. Power, M.D., Jean-Luc Belingard, Wendy E. Lane, Robert E. Mittelstaedt, Jr., David B. Skinner, M.D. and Andrew G. Wallace, M.D.

2. Approval and adoption of the Laboratory Corporation of America Holdings 1997 Employee Stock Purchase Plan.

        [_] FOR
        [_] AGAINST
        [_] ABSTAIN

3. Ratification of the appointment of KPMG Peat Marwick LLP as Laboratory Corporation of America Holdings' independent auditors for 1996.

        [_] FOR
        [_] AGAINST
        [_] ABSTAIN

Signature(s)_________ Date:___________ Signature(s)__________ Date:__________

NOTE:
Please sign exactly as name(s) appear(s) above. If acting as an executor, administrator, trustee, guardian, etc. you should so indicate in signing. If the stockholder is a corporation, please sign the full corporate name, by duly authorized officer. If shares ar held jointly, each stockholder should sign. Date and promptly return the card in the envelope provided.